Exhibit 10.23
Appleton Papers Inc.
Long-Term Performance Cash Plan

Article 1.
Purpose and Nature of Plan

1.1
The Board adopted the Plan for the purpose of assisting the Company in attracting and retaining key management employees who are in a position to make a significant contribution to the growth and profitability of the Company by providing a reward for performance and incentive for future endeavor.  Appleton competitively positions its compensation and rewards programs relative to general and paper industry companies of similar revenue.  The Plan accomplishes its objective by providing eligible employees with a competitive long-term compensation opportunity tied to the performance of the Company.

1.2
The Plan is intended to be an unfunded bonus program of the Company in accordance with Department of Labor Regulations Section 2510.3-2(c).  The Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

1.3	The Plan does not permit Participants to elect to defer their compensation.

1.4	The effective date of the Plan is January 1, 2008.

Section 2.
Definitions

Capitalized words and phrases used in the Plan have the following meaning unless otherwise expressly provided herein:

2.1
Average Revenue Growth.  “Average Revenue Growth” means the sum of the each annual Revenue Growth during the Performance Cycle divided by the number of the Company’s completed fiscal years during the Performance Cycle.

2.2	Average ROIC. “Average ROIC” means the sum of each annual ROIC Growth during the Performance Cycle divided by the number of the Company’s completed fiscal years during the Performance Cycle.

2.3	Board. “Board” means the Board of Directors of Appleton Papers Inc.

2.4
Cause. “Cause” in connection with the termination of the Participant's employment with the Company, means that, in the judgment of the Committee, based upon any information or evidence reasonably persuasive to the Committee, the Participant: (1) willfully engaged in activities or conducted himself or herself in a manner seriously detrimental to the interests of the Company or its subsidiaries and affiliates; or (2) failed to execute the

2.5
duties reasonably assigned to him or her in a reasonably timely, effective, or competent manner; provided, however, that the termination of the Participant's employment because of Disability shall not be deemed to be for Cause.

2.6
Change of Control.  “Change of Control” means: (1) the termination of the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (the “ESOP”) or amendment of the ESOP so that it ceases to be an employee stock ownership plan; (2) the ESOP ceases to own a majority interest in the Company; (3) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (4) the approval by the Company shareholders of any plan or proposal to terminate the Company’s business, to liquidate or dissolve the Company or to sell substantially all the Common Stock; (5) the Company merges or consolidates with any other company and the Company is not the surviving company of such merger or consolidation; or (6) any other event or series of events whereby ownership and effective control of the Company is transferred or conveyed to a person or entity that is not controlled by the Company.

2.7	Code. “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

2.8	Committee. “Committee” means the Compensation Committee of the Board.

2.9
Company.  “Company” means Appleton Papers Inc., 825 East Wisconsin Avenue, Appleton, Wisconsin 54911-1703.  “Company” also means (except where the context relates solely to Appleton Papers Inc.) any subsidiary or other affiliate of Appleton Papers Inc. who employs an Eligible Employee (as designated by the Committee in accordance with Section 4.1).  Any such subsidiary or affiliate of Appleton Papers Inc. that has become a “Company” as provided above is deemed to have designated Appleton Papers Inc. as its agent with respect to amending or terminating the Plan.  Any such action by Appleton Papers Inc. shall be binding on such subsidiary or affiliate at the time taken.

2.10
Disability.  “Disability” means a physical or mental condition of the Participant which results in the Participant receiving benefits under an applicable Company’s long-term disability insurance plan, or in the event the Participant is not participating in a Company long-term disability insurance plan, means disability as defined under the long-term disability plan of Appleton Papers Inc.

2.11	Eligible Employee. “Eligible Employee” means an employee of Appleton Papers Inc. who has been designated by the Committee as an Eligible Employee.

2.12
Employment.  References in the Plan to “employment” with the Company, “year(s) of employment,” and “termination of employment” shall in all events refer to the total period of employment with Appleton Papers Inc. and any of its subsidiaries or affiliates.

2.13
Extraordinary Occurrences.  “Extraordinary Occurrences” means those events that, in the opinion of the Committee, are likely to have a significant effect, whether positive or negative, on the Company’s financial results, including Revenue and ROIC.

2.14	Final Award. “Final Award” means the amount payable to a Participant by the Company under the Plan.

2.15	Invested Capital. “Invested Capital” means Appleton Papers Inc.’s non-interest bearing net working capital assets plus long-term assets.

2.16	Participant. “Participant” means an Eligible Employee who participates in the Plan for purposes of a Performance Cycle in accordance with Section 4.

2.17	Plan. “Plan” means the Appleton Papers Inc. Performance Cash Plan, as set forth herein and as amended from time to time.

2.18
Performance Cycle.  “Performance Cycle” means the three year period that begins January 1, 2008, and ends December 31, 2010, provided that a new three-year Performance Cycle shall begin on each annual anniversary of January 1, 2008.

2.19	Performance Measure. “Performance Measure” means each factor, as set forth in an Appendix hereto, that is taken into consideration under the Plan in determining the value of a Final Award.

2.20	Plan Year. “Plan Year” means the fiscal year of Appleton Papers Inc.

2.21
Representative. “Representative” means the personal representative of the Participant's estate, and after final settlement of the Participant's estate, the successor or successors entitled thereto by law.

2.22
Revenue.  “Revenue” means Appleton Papers Inc.’s net revenue as reported in its financial statements for the Company’s relevant fiscal year, subject to adjustments, in the Committee’s discretion, to reflect the impact of any Extraordinary Occurrences.

2.23	Revenue Growth. “Revenue Growth” means, with respect to the Company’s relevant fiscal year, the increase, expressed as a percentage, if any, in Revenue from Revenue in the immediately preceding year.

2.24
Retirement.  “Retirement” means termination of employment of a Participant with the Company on or after the date such Participant has attained the age of 55 years and has at least ten years of service with the Company.

2.25	ROIC. “ROIC” means Appleton Papers Inc.’s earnings before interest and taxes (“EBIT”) divided by Invested Capital.

2.26	ROIC Growth. “ROIC Growth” means, with respect to the Company’s relevant fiscal year, the increase, expressed as a percentage, if any, in ROIC from ROIC in the immediately preceding fiscal year.

2.27	Target Award. “Target Award” means the initial value of an award at the beginning of the Performance Cycle and prior to any Performance Measure adjustments or Final Award value determination.

Section 3.
General Description of the Plan

3.1
The Plan provides for annual grants of long-term cash-based performance awards, which may be earned by Participants based on the Company’s achievement of pre-set performance measures and the Participant’s continued employment.

3.2
Extraordinary Occurrences may be considered by the Committee when assessing the Company’s performance results and appropriate adjustments may be made by the Committee, in its good faith discretion, to the performance measures under the Plan.

Section 4.
Participation and Awards

4.1
Before the beginning of each Performance Cycle, the Committee shall designate the Eligible Employees for the Plan Year who are so designated for the Performance Cycle and shall notify Participants of such designation.  At or shortly after commencement of the Performance Cycle, a Target Award shall be established for each Participant.  Target Awards will be expressed as a fixed dollar amount.

4.2
At the end of the Performance Cycle, the Final Award will be valued based upon the Committee’s evaluation of the Company’s performance against the established Performance Measures.   The Performance Measures for any given Performance Cycle shall be as set forth in an Appendix to this Plan.

The Performance Measures will be reviewed and updated, as determined by the Committee, at the beginning of each Performance Cycle.  The Performance Measures used to determine the Final Award may change from Performance Cycle to Performance Cycle to reflect modifications in the Company’s strategic objectives.  Such changes may be made, as deemed necessary by the Committee, to serve the best interests of the Company.

4.3
In the event of a Participant’s voluntary or involuntary termination of employment with the Company before the end of the Performance Cycle, no award or other amount shall be payable to such Participant under the Plan except as provided under Sections 4.4 and 4.5.  Any awards or other amounts forfeited under the Plan shall not be reallocated to remaining Participants.

4.4
In the event of a Change of Control during a Performance Cycle, the Participant shall, with respect to each outstanding Target Award, receive a “prorated Final Award” based upon 100% of the Participant’s outstanding Target Award as of the end of the applicable

4.5
Performance Cycle.  The “prorated Final Award” is determined based on the number of months of employment completed during the Performance Cycle up to and including the month of the Change of Control divided by total number of months for the Performance Cycle multiplied by 100% of the Target Award.  A Participant shall not be entitled to any other amounts under the Plan with respect to such Target Award.

4.6
Notwithstanding the foregoing, in the event of a Participant’s Retirement, Disability or death, during a Performance Cycle, a “prorated award” is paid to the Participant (or the Participant’s estate or designated beneficiary in the case of death) for each then outstanding Performance Cycle.  The amount of any “prorated award” is determined by reference to months of employment completed during the Performance Cycle, the Target Award and the Company’s performance against the established Performance Measures, determined as of the end of the month of the retirement, disability or death.  For example, for the 2008-2010 Performance Cycle, if a Participant’s Target Award was $10,000 and he/she retired in July 2009 and the Revenue Growth and ROIC Growth determined at the end of the month of the retirement, disability or death was 2.50% and 9.33% respectively, then such Participant’s Final Award would be ($10,000 x 104%) x 50% or $5,200.

Section 5.
Plan Administration

5.1
The Committee shall be responsible for the operation and administration of the Plan. The decision of a majority of the members of the Committee shall constitute the decision of the Committee.  The Committee may act either at a meeting at which a majority of the members of the Committee is present or by a writing signed by all Committee members.  The Committee shall have full discretion, power and authority to make factual determinations, construe, interpret and administer the Plan, to adopt such rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto, and may designate agents to assist it in the administration of the Plan.

5.2
Without limiting the generality of the foregoing, the Committee shall have full power and authority, in its absolute discretion, in accordance with the Plan, to:  determine eligibility to participate in the Plan; determine the rights and benefits with respect to all claims, demands and actions arising out of the provisions of the Plan and any Participant, beneficiary, deceased Participant or other person having or claiming to have any interest under the Plan; interpret and construe the provisions of the Plan; decide all questions and settle all controversies arising in the administration, interpretation, construction and application of, or otherwise in connection with, the Plan; determine whether any Participant is considered disabled in accordance with this Plan; employ accountants, counsel, consultants and other persons the Committee deems necessary in connection with the administration and operation of the Plan; and take all other necessary or appropriate actions to fulfill its duties under this Plan.

5.3	In exercising its power and authority hereunder, the Committee shall at all times exercise good faith, apply standards of uniform application and refrain from arbitrary action.

Benefits will be paid only if the Committee determines in its discretion that the applicant is entitled to them.

5.4	All interpretations, constructions, determinations, decisions and actions of the Committee in relation to this Plan shall be final, binding and conclusive on all Participants and all other persons.

Section 6.
Payment of Awards

6.1
Subject to Sections 6.2 and 6.3, Final Awards shall be paid to Participants in a single lump-sum in cash as soon after the end of the Performance Cycle in which they have been earned as is reasonably practicable, but in any case not later than 60 days after the end of the calendar year in which the Performance Cycle ends.

6.2
Final Awards to Participants to which Section 4.4 applies shall be paid to the Participant in a single lump-sum in cash as soon after the Change of Control as is reasonably practicable, but in any case not later than 60 days following the Change of Control event.

6.3
Final Awards to Participants to which Section 4.5 applies shall be paid to the Participant in a single lump-sum in cash as soon as is reasonably practicable after the month in which the retirement, disability or death occurs, but in any case not later than 60 days after the end of the calendar year in which the retirement, disability or death occurs.

6.4	The foregoing to the contrary notwithstanding, any amounts due to or in respect of a deceased Participant under the Plan shall be paid to the Participant’s Representative.

Section 7.
Miscellaneous

7.1
The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or service between the Company and any employee of the Company.  Nothing contained herein shall give any such employee the right to be retained in the employ or service of the Company or to interfere with the right of the Company to discharge the employee, nor shall it give the Company the right to require the employee to remain in its employ or service or to interfere with the employee’s right to terminate employment or service.  No person shall have any rights or claims in relation to the Plan except in accordance with the provisions of the Plan.  The adoption of the Plan shall not be deemed to give any employee of the Company any right to be selected as a Participant or receive any awards under the Plan.

7.2	The Plan shall not be construed to require the Company to fund any of the amounts payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan.  If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company determines to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

7.3
The Plan is “unfunded” and benefits payable hereunder shall be paid by the Company out of its general assets.  No Participant or beneficiary thereof shall have any interest in any specific asset of the Company as a result of the Plan.  Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Company, the Committee and the Participants and any beneficiary thereof or any other person.  Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of the Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.4
Any liability of the Company to any Participant in relation to the Plan shall be based solely upon contractual obligations created by the Plan.  None of the Company, the Committee nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.  The Company shall not be liable to any Participant or any other person as to any tax consequence expected, but not realized, by any Participant or other person in relation to participation in the Plan.

7.5
Notwithstanding any other provision of the Plan, all rights to any payments under the Plan, shall be discontinued and forfeited, and the Company will have no further obligation to the Participant if the Participant is discharged from employment with the Company or its subsidiaries and affiliates for Cause, or the Participant performs during the course of his employment with the Company or its subsidiaries and affiliates acts of willful malfeasance or gross negligence in a matter of material importance to the Company.  Any decision of the Committee with respect to the application of the provisions of this Section 7.5 shall have a presumption of correctness, and the burden shall be on the Participant to rebut such presumption by clear and convincing evidence.

7.6
Except as otherwise provided in Section 6.4, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

7.7
Any payment or other distribution of amounts under the Plan may be reduced by any amount (including employment taxes) required to be withheld by the Company under any applicable law, rule, regulation, order or other requirement of any governmental authority.  If a Participant becomes entitled to a distribution under the Plan, and if at such time such Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount against the amount otherwise distributable to the Participant under this Plan to the extent permitted by applicable law.

7.8
If any payments or benefits provided to a Participant under this Plan (the “Payments”) will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Participant, at the time the Payments are paid to the Participant, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax on the Gross-Up Payment itself, shall be equal to the Payments.

For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or benefits received by the Participant in connection with a “Change of Control” (as such term is defined in the Appleton Papers Inc. Long Term Incentive Plan) or the Participant’s termination of employment shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) (after applying clause (i) above, and after deducting any excess parachute payments in respect of which payments have been made); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Participant’s residence on the date of the Participant’s termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

7.9
No lawsuit with respect to any benefit payable or other matter arising out of or relating to the Plan may be brought before exhaustion of claim and review procedures established by the Committee, and any lawsuit must be filed no later than nine (9) months after a claim is denied or be forever barred.

7.10	The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Wisconsin. By participating in the Plan, the Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Wisconsin and of any federal court located in Milwaukee, Wisconsin in connection with any action or proceeding arising out of or relating to the Plan, any document or instrument delivered pursuant to or in connection with the Plan.

7.11
The Plan shall become effective upon approval of the Plan by the Board.  The Board may amend, suspend or terminate the Plan at any time in writing, and each such amendment, suspension or termination shall be binding upon the Company, all Participants and all other persons.

7.12
The words “Section” and “clause” herein shall refer to provisions of the Plan, unless expressly indicated otherwise.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.  The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

APPENDIX A

PERFORMANCE MEASURE MATRIX FOR THE 2008-2010 PERFORMANCE CYCLE

For the 2008-2010 Performance Cycle, the resulting Final Award value can range from 0% to 150% of the Target Award based on the following Performance Measure matrix:
3-Year Average Revenue Growth (%)
3-Year Average ROIC (%)		0.50%	1.17%	1.83%	2.50%	3.33%	4.17%	≥5.00%

	≥11.00%	77.00%	89.00%	101.00%	111.50%	124.00%	137.00%	150.00%
	10.17%	72.50%	84.50%	97.00%	107.50%	120.50%	133.00%	146.00%
	9.33%	68.00%	80.00%	92.50%	104.00%	116.50%	129.50%	142.50%
	8.50%	63.50%	75.50%	88.00%	100.00%	113.00%	125.50%	138.50%
	7.67%	59.00%	71.50%	83.50%	95.50%	109.00%	122.00%	134.50%
	6.83%	54.50%	67.00%	79.00%	91.00%	105.50%	118.00%	131.00%
	6.00%	50.00%	62.50%	74.50%	86.50%	101.50%	114.50%	127.00%

If the actual Average ROIC or Average Revenue Growth is between any two 3-Year Average ROIC %s and/or 3-Year Average Revenue Growth %s, then the amount of the Final Award shall be calculated by linear interpolation.  If the achievement of any 3-year Average Revenue Growth or 3-Year Average ROIC falls below the minimum thresholds set forth on the matrix above (or for future years, the appropriate matrix), the Participant’s Final Award will be $0.  Regardless of Company performance, awards will be capped at 150% of the Target Award.